Exhibit 99.1
April 27, 2010
DTE Energy reports improved first quarter 2010 results
DETROIT — DTE Energy (NYSE:DTE) today reported first quarter 2010 earnings of $229 million, or $1.38 per diluted share, compared with $178 million, or $1.09 per diluted share, in the first quarter of 2009. Earnings increased primarily due to higher earnings at the utilities as the economy started to recover and strong results in its non-utility Power & Industrial Projects business. DTE Energy raised 2010 operating earnings guidance to $3.45 to $3.80 per diluted share from $3.35 to $3.75 per diluted share as a result of strong first quarter earnings and outlook for the balance of the year.
“Our focus as we started 2010 was to maintain the momentum from last year’s continuous improvement initiatives, and we successfully accomplished this in the first quarter,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Continued success in these initiatives will allow us to further improve operational efficiency and customer satisfaction while making major investments in utility infrastructure, renewable energy and environmental controls. These multi-year investments are providing Michigan new jobs and sustainable economic development opportunities.”
Operating earnings for the first quarter 2010 were $229 million, or $1.38 per diluted share, compared with first quarter 2009 operating earnings of $179 million, or $1.10 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of reported to operating earnings are at the end of this news release.
First quarter 2010 operating earnings results, by segment:
Electric Utility: Operating earnings for Detroit Edison were $0.55 per diluted share versus $0.48 in 2009. The increase in earnings was primarily driven by the January 2010 rate order and continuous improvement projects. The new rates, minimized by Detroit Edison’s ongoing continuous improvement efforts, allow it to continue investing in utility infrastructure, renewable energy, and environmental controls. Partially offsetting the earnings improvements were higher depreciation on an increased asset base, higher property taxes, increased interest expense and higher benefit expenses. Temperature-normalized sales increased 2 percent year-over-year as the economy started to improve.
Gas Utility: MichCon had operating earnings of $0.48 per diluted share, compared with $0.37 per diluted share in 2009. The January 2010 implementation of new rates and savings from continuous improvement initiatives drove the increase, which was partially offset by decreased sales resulting from warmer weather and customer conservation, lower midstream revenues, higher taxes and increased interest expense.
Gas Storage and Pipelines: Operating earnings in this segment were $0.08 per diluted share, compared with $0.09 in 2009. Earnings for this segment were consistent year-over-year with the decrease in operating earnings per share resulting from an increase in the average shares outstanding in 2010 (166.3 million shares in 2010 versus 163.3 million in 2009).
Unconventional Gas Production: This segment had an operating loss of $0.02 per diluted share, compared with a first quarter 2009 operating loss of $0.01 per diluted share. In the first quarter 2010, the company successfully completed 5 wells and produced over 1 billion cubic feet of natural gas. The company continues to focus on cost reduction and production optimization of its Barnett assets.

Power and Industrial Projects: Operating earnings in this segment were $0.11 per diluted share, compared with $0.02 in the first quarter of 2009. Higher coke sales resulting from a rebound in the steel industry and new projects drove the increase.
Energy Trading: Energy Trading had another strong first quarter in 2010 with operating earnings of $0.23 per diluted share, on par with operating earnings of $0.24 per diluted share in the first quarter of 2009.
Corporate and Other: The Corporate and Other segment had an operating loss of $0.05 per diluted share compared with an operating loss of $0.09 in the first quarter of 2009 primarily due to lower tax expense.
Outlook for 2010
“This quarter’s results confirm that we are able to deliver solid performance at our utilities and grow our non-utility businesses. Our long-term plans set in place last year are working to ensure the sustainable strength of DTE Energy’s businesses and enable us to continue to invest in job-creating projects,” said David E. Meador, DTE Energy executive vice president and CFO. “We are confident that if we maintain our steadfast focus on continuous improvement, customer service and a strong balance sheet, we can deliver 5 percent to 6 percent long-term average annual operating EPS growth while paying an attractive dividend.”
Conference call and webcast information
This earnings announcement, as well as a package of slides and supplemental financial information, will be available and archived on the company’s website at dteenergy.com/investors.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9 a.m. EDT Wednesday, April 28, to discuss first quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers for investors are (888) 539-3679 or (719) 325-2431. There is no passcode. The internet broadcast will be archived on the company’s website.
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
In this release, DTE Energy discusses 2010 operating earnings guidance. It is likely that certain items that impact the company’s 2010 reported results will be excluded from operating results. Reconciliations to the comparable 2010 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions resulting in lower demand, customer conservation and increased thefts of electricity and gas; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; economic climate and population growth or decline in the geographic areas where we do business; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that include or could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, a carbon tax or cap and trade structure and ash landfill regulations; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2009 Forms 10-K and 2010 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons, (313) 235-8808
Len Singer, (313) 235-8809
Analysts — for further information:
Dan Miner, (313) 235-5525
Lisa Muschong, (313) 235-8505

DTE Energy Company
Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2010	2009
Operating Revenues	$2,453	$2,255

Operating Expenses
Fuel, purchased power and gas	995	960
Operation and maintenance	652	591
Depreciation, depletion and amortization	251	232
Taxes other than income	82	80
Other asset (gains) and losses, reserves and impairments, net	1	(3)

	1,981	1,860

Operating Income	472	395

Other (Income) and Deductions
Interest expense	140	132
Interest income	(3)	(3)
Other income	(19)	(24)
Other expenses	8	14

	126	119

Income Before Income Taxes	346	276

Income Tax Provision	116	97

Net Income	230	179

Less: Net Income Attributable to Noncontrolling Interests	1	1

Net Income Attributable to DTE Energy Company	$229	$178

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.38	$1.09

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.38	$1.09

Weighted Average Common Shares Outstanding
Basic	166	163
Diluted	166	163

Dividends Declared per Common Share	$0.53	$0.53

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2010			2009
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$91	$—	$91	$78	$—	$78

Gas Utility	79	—	79	61	—	61

Non-utility Operations
Gas Storage and Pipelines	14	—	14	14	—	14

Unconventional Gas Production	(3)	—	(3)	(2)	—	(2)

Power and Industrial Projects	18	—	18	4	—	4

Energy Trading	38	—	38	40	—	40

Total Non-utility operations	67	—	67	56	—	56

Corporate and Other	(8)	—	(8)	(17)	1A	(16)

Net Income Attributable to DTE Energy Company	$229	$—	$229	$178	$1	$179

Adjustments key

A)	Residual hedge impact from Antrim sale.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2010			2009
	Reported		Operating	Reported		Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Electric Utility	$0.55	$—	$0.55	$0.48	$—	$0.48

Gas Utility	0.48	—	0.48	0.37	—	0.37

Non-utility Operations
Gas Storage and Pipelines	0.08	—	0.08	0.09	—	0.09

Unconventional Gas Production	(0.02)	—	(0.02)	(0.01)	—	(0.01)

Power and Industrial Projects	0.11	—	0.11	0.02	—	0.02

Energy Trading	0.23	—	0.23	0.24	—	0.24

Total Non-utility operations	0.40	—	0.40	0.34	—	0.34

Corporate and Other	(0.05)	—	(0.05)	(0.10)	0.01A	(0.09)

Net Income Attributable to DTE Energy Company	$1.38	$—	$1.38	$1.09	$0.01	$1.10

Adjustments key

A)	Residual hedge impact from Antrim sale.